Exhibit (g)(8)

SCHEDULE B

FUND LIST

Dated: June 8, 2016

Ashmore Emerging Markets Corporate Debt Fund

Ashmore Emerging Markets Local Currency Bond Fund

Ashmore Emerging Markets Short Duration Fund

Ashmore Emerging Markets Hard Currency Debt Fund (formerly Ashmore Emerging Markets Debt Fund)

Ashmore Emerging Markets Total Return Fund

Ashmore Emerging Markets Value Fund (formerly Ashmore Emerging Markets Equity Fund)

Ashmore Emerging Markets Equity Opportunities Fund

Ashmore Emerging Markets Small-Cap Equity Fund

Ashmore Emerging Markets Frontier Equity Fund

[Schedule B to Custody Agreement]